Exhibit (h)(3)

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

June 4, 2014

Re:	At Market Issuance Sales Agreement dated June 4, 2014 (the “Sales Agreement”), by and among Raymond James & Associates, Inc. (“Agent”), Stellus Capital Investment Corporation (the “Company”) and Stellus Capital Management, LLC (the “Adviser”).

Ladies and Gentlemen:

Each of the Company, the Adviser and the Agent acknowledges and agrees that for purposes of calculating the amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of Placement Shares under Section 2 and Schedule 2 of the Sales Agreement, unless otherwise mutually agreed in writing, Agent shall be paid compensation of one and one-half percent (1.5%) on all gross proceeds from the sales of Placement Shares. Capitalized terms used but not defined herein shall have the meaning given to them in the Sales Agreement.

Should the Company fail to sell an amount of Placement Shares pursuant to the Sales Agent which result in aggregate commissions to the Agent of $25,000, the Company will reimburse the Agent for up to $25,000 of its reasonable legal expenses as contemplated by Section 9 of the Sales Agreement.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

If the foregoing correctly sets forth the understanding between the Company, the Adviser and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the parties.

[Signature Page Follows]

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By: ___________________________

Name:

Title:

Acknowledged and agreed:

STELLUS CAPITAL INVESTMENT CORPORATION

By: ___________________________

Name:

Title:

STELLUS CAPITAL MANAGEMENT, LLC

By: ___________________________

Name:

Title: